Exhibit 99.1

Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08
Bermuda
t. 441.299.9375
www.assuredguaranty.com

Press Release

Assured Guaranty Ltd. Discloses Additional and Updated Information
on Residential Mortgage Backed Securities (RMBS), Subprime RMBS, and Collateralized
Debt Obligations of Asset Backed Securities (CDOs of ABS) Exposures

Hamilton, Bermuda, August 1, 2007 – Assured Guaranty Ltd. (NYSE: AGO) (“Assured” or the “Company”) today disclosed additional information on its residential mortgage backed securities (RMBS), subprime RMBS and collateralized debt obligations of asset backed securities (CDOs of ABS) exposures as of June 30, 2007. This information is available in the Financial Information section of the Investor Information section on Assured’s website at www.assuredguaranty.com.

Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd. commented, “In late 2003, Assured made a decision to underwrite only AAA-rated subprime RMBS due to our concerns about the deterioration in underwriting standards in this market.  We have been consistently conservative in our underwriting approach to this asset class since that time and this is reflected in the high credit quality of our exposure today.  We remain comfortable with our overall RMBS and subprime RMBS exposures, as they continue to be highly rated with significant levels of credit protection from subordination and excess spread.” Mr. Frederico added, “Investors should also note that we have not underwritten CDOs of ABS since the end of 2003 and that our modest exposure in this market today is rated AAA.”

Assured’s additional disclosures include RMBS exposure information updated as of June 30, 2007 as well as new disclosures by U.S. subprime RMBS issue year and rating and a table detailing the credit quality and subordination characteristics of each direct U.S. subprime RMBS transaction underwritten by Assured since January 1, 2004.  Assured’s net par outstanding exposure to U.S. subprime RMBS totaled $6.7 billion as of June 30, 2007, a decline of 3.6% from $7.0 billion, or 5.0% of consolidated net par outstanding of $138.9 billion at March 31, 2007. 93.9% of our U.S. subprime RMBS is AAA-rated and nearly half consists of super senior AAA-rated tranches. Our financial guaranty direct segment accounts for 95.1% of our total U.S. subprime RMBS exposure and was underwritten using Assured’s own underwriting guidelines and criteria.  The collateral pools underlying direct transactions since the beginning of 2004 are comprised of approximately 25% fixed rate and 75% adjustable rate mortgages.

Assured has also provided a new disclosure on CDO of ABS that lists transactions by origination year and includes the credit quality and subordination characteristics of each deal. Assured’s direct net par outstanding exposure to CDOs of ABS totaled $2.5 billion with an average rating of AAA/Aaa as of June 30, 2007.  This exposure consists of AAA-rated deals with significant levels of subordination and largely AAA-rated collateral. Only one deal contains any U.S. subprime exposure and it expires in April 2008.  Originated in 2003, this deal has par outstanding of $594.0 million and is backed by a pool of 100% AAA-rated senior collateral.  Of this collateral, 32% is U.S. subprime RMBS.

Please note that Assured intends to issue its second quarter 2007 earnings press release and financial supplement after 5:00 p.m. Eastern Time (6:00 p.m. Atlantic Time) on Thursday, August 9, 2007.  The Company will host a conference call for investors at 8:00 a.m. ET (9:00 a.m. AT) on Friday, August 10, 2007.  For additional information regarding the earnings announcement and conference call, please reference the press release dated July 24, 2007 in the News section of Assured’s website at www.assuredguaranty.com.

Assured Guaranty Ltd. is a Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets. More information can be found at www.assuredguaranty.com.

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements, including its statements regarding exposure to residential mortgage backed securities and CDOs of ABS, could be affected by rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, developments or volatility in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserve, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Equity Investor and Media Contacts:	Fixed Income Investor Contact:

Sabra Purtill	Michael Walker
Managing Director, Investor Relations	Director, Fixed Income Investor Relations
and Strategic Planning	212-261-5575
212-408-6044	mwalker@assuredguaranty.com
441-278-6665
spurtill@assuredguaranty.com

Christopher McNamee
Vice President, Investor Relations
212-261-5509
cmcnamee@assuredguaranty.com